UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 3, 2006

OKLAHOMA GAS AND ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On May 3, 2006, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended March 31, 2006, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, reported a net loss of approximately $1.1 million for the quarter ended March 31, 2006, compared to a net loss of approximately $1.7 million for the quarter ended March 31, 2005. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated May 3, 2006, announcing OGE
Energy Corp. Announces 1st Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

May 3, 2006

Exhibit 99.01

OGE Energy Corp. Announces 1st Quarter Results

Enogex results drive increase in 2006 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings of $0.27 per diluted share for the three months ended March 31, 2006, compared with earnings of $0.06 per share for the first quarter of 2005.

Higher earnings were primarily due to increased gross margins across each of the Enogex businesses, largely a result of a favorable commodity price environment.

Enogex, an unregulated natural gas pipeline business, recorded earnings of $0.29 per share, compared with $0.09 per share in the year-ago quarter. OG&E, a regulated electric utility, posted a loss of $0.01 per share in the first quarter of 2006, compared with a loss of $0.02 per share in the comparable period last year. The holding company, which primarily has interest expenses but no operating revenues, posted a loss of $0.01 per share, the same as in the first quarter of 2005.

“Operating discipline in our pipeline business is enabling us to capture significant value from the current price environment for natural gas and processed liquids,” said Steven E. Moore, OGE Energy chairman, president and CEO. “At OG&E, higher revenues from new rates were partially offset by mild winter weather in the first quarter. Still, Enogex’s performance enables us to increase OGE Energy’s 2006 earnings guidance to between $2.05 and $2.25 per share.”

Discussion of First Quarter 2006

OGE Energy reported consolidated operating revenues of $1.1 billion in the first quarter of 2006, compared with $1.3 billion a year earlier. The first-quarter gross margin on revenues was $221 million, compared with $179 million in the year-earlier quarter. Operating income was $52 million in the first quarter, compared with $19 million in the year-earlier quarter. Net income was $25 million in the first quarter, compared to $5 million a year ago.

OG&E reported gross margin on revenues of $136 million in the first quarter, compared with $126 million in the comparable quarter last year, despite milder weather. Heating-degree days were 10 percent below the 2005 quarter and 24 percent below normal in the first quarter of 2006. The increased margin was primarily the result of new electric rates that began in January and customer growth. The higher margins were offset by increased interest and other expenses, resulting in a net loss of $1.1 million in the first quarter, compared with a net loss of $1.7 million a year ago.

Enogex reported gross margin on revenues of $85 million in the first quarter, compared with $52 million in the comparable quarter last year. The increase was primarily due to higher fuel recoveries and a continuing robust price environment for Enogex’s gathering and processing and transportation and storage businesses. Net income was $27 million, compared with $8 million in the first quarter of 2005.

2006 Outlook

OGE Energy increased its consolidated earnings guidance for 2006 to $2.05 - $2.25 per share, from $1.75 to $1.85 per share previously. The guidance assumes approximately 91.6 million average diluted shares outstanding, normal weather for the remainder of the year, and excludes any gains on asset sales.

The 2006 guidance includes:

•	OG&E, $1.36 to $1.40 per share on net income of $124 million to $128 million, unchanged from previous guidance.

•	Enogex, $0.75 to $0.90 per share on net income of $69 million to $82 million, up from previous guidance of $44 million to $48 million, or $0.48 to $0.53 per share.

•

Holding company, a loss of $0.05 to $0.06 per share on a net loss of $5 million to $6 million, a change from previous guidance of a loss of $0.08 to $0.10 per share on a net loss of $7 million to $9 million.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2006 on Wednesday, May 3, at 8 a.m. CDT. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 749,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)

	Three Months Ended March 31	
	2006	**2005**
	(In millions, except per share data)	
OPERATING REVENUES		
Electric Utility operating revenues	$ 374.0	$ 301.0
Natural Gas Pipeline operating revenues	735.8	964.3
Total operating revenues	1,109.8	1,265.3
COST OF GOODS SOLD		
Electric Utility cost of goods sold	225.9	165.0
Natural Gas Pipeline cost of goods sold	662.6	921.7
Total cost of goods sold	888.5	1,086.7
Gross margin on revenues	221.3	178.6
Other operation and maintenance	105.5	96.8
Depreciation	44.9	44.9
Taxes other than income	19.1	18.2
OPERATING INCOME	51.8	18.7
OTHER INCOME (EXPENSE)		
Other income	6.7	1.6
Other expense	(1.2)	(1.6)
Net other income	5.5	-
INTEREST INCOME (EXPENSE)		
Interest income	1.5	2.0
Interest on long-term debt	(21.7)	(19.0)
Allowance for borrowed funds used during construction	1.0	0.6
Interest on short-term debt and other interest charges	(2.0)	(1.6)
Net interest expense	(21.2)	(18.0)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	36.1	0.7
INCOME TAX EXPENSE (BENEFIT)	12.0	(1.0)
INCOME FROM CONTINUING OPERATIONS	24.1	1.7
DISCONTINUED OPERATIONS		
Income from discontinued operations	1.3	5.8
Income tax expense	0.5	2.2
Income from discontinued operations	0.8	3.6
NET INCOME	$ 24.9	$ 5.3
BASIC AVERAGE COMMON SHARES OUTSTANDING	90.6	90.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	91.6	90.5
BASIC EARNINGS PER AVERAGE COMMON SHARE		
Income from continuing operations	$ 0.26	$ 0.02
Income from discontinued operations, net of tax	0.01	0.04
NET INCOME	$ 0.27	$ 0.06
DILUTED EARNINGS PER AVERAGE COMMON SHARE		
Income from continuing operations	$ 0.26	$ 0.02
Income from discontinued operations, net of tax	0.01	0.04
NET INCOME	$ 0.27	$ 0.06